                      INTERNATIONAL BANCSHARES CORPORATION
                            POST OFFICE DRAWER 1359
                            LAREDO, TEXAS 78042-1359

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of International Bancshares Corporation (the "Company") will be held at the offices of the Company, 1200 San Bernardo, Laredo, Texas, on May 18, 2000 at 7:00 p.m. for the following purposes:

     (1) To elect ten (10) directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

     (2) To approve the appointment of independent auditors for the 2000 fiscal year;

     (3) To transact such other business as may lawfully come before the meeting or any adjournment thereof.

     The record date for the meeting has been fixed at April 6, 2000. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     In order to ensure the representation of a quorum at the meeting, shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Trust Division, International Bank of Commerce, P. O. Drawer 1359, Laredo, Texas 78042-1359. A return envelope is enclosed for that purpose.

                                       INTERNATIONAL BANCSHARES CORPORATION



                                       Dennis E. Nixon
                                       President

Dated: April 14, 2000

                      INTERNATIONAL BANCSHARES CORPORATION
                            1200 SAN BERNARDO AVENUE
                              LAREDO, TEXAS 78040

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of International Bancshares Corporation, a Texas Corporation (the "Company") to be voted at the 2000 Annual Meeting of Shareholders to be held on May 18, 2000 at 7:00 p.m. at the offices of the Company, 1200 San Bernardo, Laredo, Texas. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may be solicited personally by regular employees of the Company at a nominal cost. Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the proxy by giving notice in person or in writing to the Secretary of the Company or by appearing at the Annual Meeting and voting in person. The approximate date on which this proxy statement and the accompanying form of proxy are first sent or given to security holders is April 14, 2000.

                               VOTING AT MEETING

     Only holders of record of common stock, par value $1.00 per share ("Common Stock"), of the Company at the close of business on April 6, 2000, shall be entitled to vote at the meeting. There were 17,260,436 shares of Common Stock issued and outstanding on the record date held of record by approximately 1,916 shareholders. Each share of Common Stock is entitled to one vote.

     All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted affirmatively. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If any nominee shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends.

     A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock. The judges of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for the transaction of business at the meeting. A quorum with respect to any specific matter to be voted on at the Annual Meeting requires representation, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the matter. Abstentions will be treated as present and entitled to vote with respect to any matter submitted to the shareholders for a vote for purposes of determining both the presence of a quorum with respect to such matter and the approval of such matter. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, the holder(s) of such shares will not be considered as present and entitled to vote with respect to such matter for purposes of determining either the presence of a quorum with respect to such matter or the approval of such matter. With respect to any matter other than the election of directors, such matter shall be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, at the meeting and entitled to vote thereon. Thus, abstention with respect to any such matter will have the same legal effect as a vote against such matter, while broker non-votes will not affect the outcome of such matter. With respect to the election of directors, the directors shall be elected by a plurality vote of the holders of shares of Common Stock present at the meeting and entitled to vote thereon.

                                  PROPOSAL - 1

                             ELECTION OF DIRECTORS

     Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director is to hold office until the next Annual Meeting and until his/her successor is elected and qualified. The Proxies named in the accompanying proxy, who have been designated by the Board of Directors of the Company, intend to vote for the following nominees, all of whom are currently directors, except for Daniel B. Hastings, Jr., unless otherwise instructed in such proxy. Certain information concerning each nominee is set forth below, including information regarding each nominee's positions with International Bank of Commerce, the Company's lead bank subsidiary ("IBC"):

                                  SERVED AS
         NOMINEE FOR               DIRECTOR
           DIRECTOR              SINCE(1)(3)     AGE        PRINCIPAL OCCUPATION(2)
------------------------------   ------------    --- -------------------------------------

Lester Avigael................        1966       73  Retail Merchant and Director of IBC

Irving Greenblum..............        1981       70  Retail Merchant (Muebleria Mexico,
                                                     S.A.)

R. David Guerra...............        1993       47  Vice President of the Company since
                                                     1986 and President of the IBC branch
                                                     in McAllen, Texas and Director of IBC

Daniel B. Hastings Jr.........         --        52  Licensed U.S. Custom Broker and
                                                     Director of IBC

Richard E. Haynes.............        1977       57  Attorney at Law; Real Estate
                                                     Investments; and Director of IBC

Sioma Neiman..................        1981       72  International entrepreneur

Peggy J. Newman...............        1997       68  Real Estate Investments; President of
                                                     Newman Poultry Co. and Director of
                                                     IBC since 1996

Dennis E. Nixon...............        1975       57  Chairman of the Board of the Company
                                                     since May 1992 and President of the
                                                     Company since 1979; President, Chief
                                                     Executive Officer and Director of IBC

Leonardo Salinas..............        1976       66  Vice President of the Company since
                                                     1982; Senior Executive Vice President
                                                     and Director of IBC

Antonio R. Sanchez, Jr........        1995       57  Chairman of the Board of Sanchez Oil
                                                     & Gas Corporation; Investments; and
                                                     Director of IBC

------------

(1) Includes time served as director of IBC prior to July 28, 1980 when the Company became the successor issuer to IBC.

(2) Except as otherwise noted, each nominee has held the office indicated or other offices in the same company for the last five years.

(3) Roy Jennings, Jr. who had served as a director since 1966 passed away on November 11, 1999.

     None of the nominees for director and none of the executive officers of the Company have a family relationship with any of the other nominees for director or executive officers.

     None of the above nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940, except for Mr. Sanchez who is Chairman of the Board of Sanchez Oil & Gas Corporation and serves as director of Conoco Oil and Zixit Corporations.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are Dennis E. Nixon, President and Chairman of the Board; Leonardo Salinas, Vice President; R. David Guerra, Vice President; and Imelda Navarro, Treasurer, all of whom are nominees for director except for Imelda Navarro. Imelda Navarro, age 42 is presently Treasurer of the Company and Senior Executive Vice President of IBC and has served IBC since 1975 and the Company since 1982.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors during 1999 consisted of Lester Avigael, Irving Greenblum and Richard E. Haynes. The Committee met five times during the 1999 fiscal year. Each member of the Committee attended all five meetings except for Mr. Irving Greenblum who missed one meeting. The functions of the Audit Committee are to recommend the appointment of the independent auditors; to review the annual plan of the internal and independent auditors; to review annual and quarterly financial reports and to review the results of examinations by the internal auditor and the independent auditors, including recommendations regarding internal controls and operating procedures, along with management's response and follow-up to ensure any necessary corrective action has been implemented. Under applicable law, the Audit Committee is required to review with management and the independent auditors the basis for all financial reports.

     The Stock Option Plan Committee of the Board of Directors during 1999 consisted of Lester Avigael, Roy Jennings Jr., and Richard E. Haynes. The Committee met three times during the 1999 fiscal year. Each member of the Committee attended the three meetings with the exception of Mr. Jennings who attended two of the three meetings. The primary function of the Stock Option Plan Committee is the administration of the 1996 International Bancshares Corporation Stock Option Plan.

     The Board of Directors of the Company does not have a standing nominating committee or a committee which performs similar functions.

     During 1999, the Board of Directors held six meetings. All of the directors attended at least 75% of the aggregate of the total number of meetings of the board and of committees on which they served, except for Sioma Neiman and Antonio R. Sanchez, Jr. who attended fewer than 75% of such meetings.

                             PRINCIPAL SHAREHOLDERS

     Insofar as is known to the Company, no person beneficially owned, as of April 6, 2000, more than five percent of the outstanding Common Stock of the Company, except as follows:

                                        SHARES OF COMMON STOCK
          NAME AND ADDRESS              BENEFICIALLY OWNED AS     PERCENT
         OF BENEFICIAL OWNER               OF APRIL 6, 2000       OF CLASS
-------------------------------------   ----------------------    --------
Alicia M. Sanchez (1)................          3,151,300            18.23%
  2119 Guerrero Street
  Laredo, Texas 78040
A.R. Sanchez Jr. (2).................          1,693,729             9.80%
  P.O. Box 2986
  Laredo, Texas 78040

------------

(1) All the shares shown for Mrs. Alicia M. Sanchez are held by certain trusts and a family limited partnership for which Mrs. Sanchez serves as sole trustee or general partner. Mrs. Sanchez has the sole power to vote and to dispose of all of the shares held by such trusts and the family limited partnership. Mrs. Sanchez is the mother of A. R. Sanchez Jr.

(2) A. R. Sanchez Jr. owns directly and has the sole power to vote and to dispose of 1,008,309 shares owned beneficially by him. Mr. Sanchez also controls the disposition of 682,764 shares as trustee for trusts in which his children have a vested interest in the income and corpus of such trusts, however, George M. Sanchez, the brother of Mr. Sanchez, has the power to vote the 682,764 shares. Mr. Sanchez also has the power to vote and dispose of 2,656 shares which were gifted to the A. R. Sanchez and Maria J. Sanchez Foundation.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Based upon information received from the persons concerned, each of whom is a director and nominee for director, the following individuals and all directors and executive officers of the Company as a group owned beneficially as of April 6, 2000, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

         NAME OF INDIVIDUAL             SHARES BENEFICIALLY OWNED    PERCENT
        OR IDENTITY OF GROUP               AS OF APRIL 6, 2000       OF CLASS
-------------------------------------   -------------------------    --------
Lester Avigael (1)...................             147,288                 *
Irving Greenblum (2).................             164,268                 *
R. David Guerra (3)..................             136,516                 *
Daniel B. Hastings, Jr. .............                   0                 *
Richard E. Haynes....................              14,183                 *
Sioma Neiman (4).....................             507,698               2.94%
Peggy J. Newman......................               4,050                 *
Dennis E. Nixon (5)..................             856,046+              4.95%
Leonardo Salinas.....................              60,048                 *
A. R. Sanchez Jr. (6)................           1,693,729               9.80%
All Directors and Executive Officers
  as a group (12 persons) (7)........           3,794,903              21.96%

------------

 *  Ownership of less than one percent

 + Include shares which are issuable upon the exercise of options exercisable on or prior to June 1, 2000 ("currently exercisable options").

(1) The holdings shown for Mr. Avigael include 100,000 shares held in the name of Avigael Investments which he has the power to vote and 13,026 shares which he holds as trustee for the benefit of his grandchildren.

(2) The holdings shown for Mr. Greenblum include 83,332 shares held in two trusts for the benefit of himself and his wife.

(3) The holdings shown for Mr. Guerra include 3,477 shares which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Guerra include 133,039 shares which he and his wife hold in their names jointly.

(4) The holdings shown for Mr. Neiman include 507,698 shares in the name of Inar Investments, Corp., of which he is the Managing Director.

(5) The holdings shown for Mr. Nixon include 31,982 shares which are issuable upon the exercise of currently exercisable options. The holdings shown for Mr. Nixon also include 2,841 shares held in the name of his wife.

(6) The holdings shown for Mr. A. R. Sanchez Jr. include 815,759 shares which he owns directly and has the sole power to dispose of and to vote. Mr. Sanchez also controls the disposition of 546,212 shares as trustee for trusts in which his children have a vested interest in the income and corpus of such trusts, however, George M. Sanchez, the brother of Mr. Sanchez, has the power to vote the 546,212 shares. Mr. Sanchez also has the power to vote and dispose of 2,125 shares which were gifted to the A. R. Sanchez and Maria J. Sanchez Foundation.

(7) The holdings shown for all directors and executive officers as a group include 47,675 shares which are issuable upon the exercise of currently exercisable options and includes the 142,854 shares owned by the Estate of Roy Jennings, Jr.

     Except as reflected in the notes to the preceding table, each of the individuals listed in the table owns directly the number of shares indicated in the table and has the sole power to vote and to dispose of such shares.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table contains information concerning the compensation awarded during each of the last three years for the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                              ANNUAL COMPENSATION             COMPENSATION       ALL OTHER
              NAME AND                 ---------------------------------       SECURITIES       COMPENSATION
         PRINCIPAL POSITION              YEAR     SALARY (1)   BONUS (2)   UNDERLYING OPTIONS       (3)
-------------------------------------  ---------  ----------   ---------   ------------------   ------------
Dennis E. Nixon......................     1997      320,005      800,000         14,275            10,416
  Chairman of the Board,                  1998      341,482    1,000,000           --              11,678
  President and Director of               1999      348,995    1,000,000           --              11,648
  the Company; President,
  CEO and Director of IBC
R. David Guerra......................     1997      181,363       44,402          5,000             9,537
  Vice President and                      1998      189,023       45,520           --              11,355
  Director of the Company;                1999      188,586       35,269          2,500            11,605
  President of IBC branch
  in McAllen, Texas and
  Director of IBC
Leonardo Salinas.....................     1997      109,770       13,975           --               6,172
  Vice President and                      1998      111,270       13,815           --               7,080
  Director of the Company;                1999      112,070       14,287           --               7,058
  Director and Senior
  Executive Vice President
  of IBC
Imelda Navarro.......................     1997       80,300       22,552          2,850             5,254
  Treasurer of the Company                1998      103,425       25,733          5,000             7,606
  Senior Executive Vice                   1999      130,154       29,668          1,750             8,887
  President of IBC

------------

(1) These amounts do not include certain perquisites and other personal benefits, securities or property received by the officers which did not exceed the lesser of $50,000 or 10% of such executive officer's total salary and bonus set forth in the table; however, such amounts include directors fees as well as certain expense allowances. All cash compensation paid to the named officers was paid by IBC. The Company does not pay any cash compensation to any officer.

(2) All amounts shown in this column are discretionary cash bonuses except $500,000 paid to Mr. Nixon for services rendered in 1999 pursuant to the Executive Incentive Compensation Plan.

(3) All amounts shown in this column consist of funds contributed or allocated by the Company pursuant to the Company's Employee Profit Sharing Plan and Trust, a deferred profit sharing plan for employees with one year of continual employment.

     Each director of the Company and each director of IBC receives compensation for his services as a director in the amount of $800 for each meeting of the Board he attends and $300 for each meeting of a committee of the Board he attends. Salaried officers who are directors are not compensated for committee meetings. The director fees paid to the named executive officers are included in the salary totals set forth in the table.

STOCK OPTIONS

     During 1999, the Company granted certain options to the named executive officers of the Company. The following table reflects certain information concerning grants of options made by the Company during 1999 to the named executive officers of the Company:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        PERCENT OF
                                                           TOTAL                                       POTENTIAL REALIZABLE VALUE
                                         NUMBER OF        OPTIONS                                      AT ASSUMED ANNUAL RATES OF
                                         SECURITIES     GRANTED TO                                      STOCK PRICE APPRECIATION
                                         UNDERLYING      EMPLOYEES     EXERCISE OR                           FOR OPTION TERM
                                          OPTIONS        IN FISCAL      BASE PRICE      EXPIRATION     ---------------------------
                                         GRANTED(1)        YEAR           ($/SH)           DATE        5% ($) (2)     10% ($) (2)
                                        ------------    -----------    ------------   --------------   -----------    ------------
R. David Guerra......................       2,500           1.33%          38.00          06/03/2007      45,334         108,604
Imelda Navarro.......................       1,750           0.93%          38.00          06/03/2007      31,730          76,038

------------

(1) The options shown in the table are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended each of which were granted under the Company's 1996 International Bancshares Corporation Stock Option Plan with an exercise price equal to the fair market value on the date of grant. Twenty percent of these options become exercisable on the anniversary date of the option grant during each of the five years beginning June 3, 2000 and will expire eight years from the date of grant, subject to earlier termination pursuant to the terms and provisions of the Plan and the Stock Option Agreement.

(2) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurances that the amounts reflected will be achieved.

     The following table reflects certain information regarding individual exercises of stock options with respect to the Common Stock during 1999 and through April 6, 2000 by each of the named executive officers of the Company.

                      AGGREGATED OPTION EXERCISES IN 1998
                            AND FY-END OPTION VALUES

                                                                        NUMBER OF
                                                                       UNDERLYING         VALUE OF
                                                                        SHARES OF        UNEXERCISED
                                                                       UNEXERCISED      IN-THE-MONEY
                                                                       OPTIONS AT        OPTIONS AT
                                             SHARES                     12/31/99          12/31/99
                                           ACQUIRED ON     VALUE      EXERCISABLE/      EXERCISABLE/
                                            EXERCISE      REALIZED    UNEXERCISABLE     UNEXERCISABLE
                  NAME                         (#)        ($) (1)          (#)             ($) (1)
----------------------------------------   -----------    --------    -------------    ---------------
Dennis E. Nixon.........................        -0-            -0-    31,982/11,153    533,945/109,230
R. David Guerra.........................      6,259        124,697      3,480/6,407      56,200/43,280
Imelda Navarro..........................        -0-            -0-     13,466/7,726     221,750/31,280

------------

(1) Based on market value of underlying shares minus aggregate exercise price.

                  REPORT OF THE SALARY AND STEERING COMMITTEE

     The Company's compensation package for each of its executive officers consists of base salary, annual discretionary bonus and a discretionary incentive stock option grant. Also, certain executive officer(s) may receive compensation pursuant to the Company's Executive Incentive Compensation Plan. Stock option grants are determined by the Company's Compensation Committee and are discussed under the Committee's separate report below. All cash compensation paid to executive officers of the Company is paid by

IBC. Base salary levels and annual bonuses are recommended by the Salary and Steering Committee of IBC (the "Committee").

     The Committee's recommendations regarding each executive officer's compensation is subjective with regard to both the base salary and bonus. The annual financial performance of IBC is the most important factor in the subjective analysis. The bonus program is intended to compensate each executive officer for the officer's contribution to IBC's financial performance during the previous year. At the end of each year based on the financial performance of IBC and the perceived contribution by each executive officer, a base salary recommendation for the next year and a bonus recommendation for the previous year is made for each executive officer by the Committee. The overall bonus pool for executive officers is affected by the earnings performance of IBC for the previous year. All base salary and bonus recommendations of the Committee are subject to final approval of the Board of Directors of IBC.

     With respect to the compensation of Mr. Nixon, the CEO of the Company, the Committee recommends to the Board of Directors the CEO's salary and bonus based on its subjective determination. In determining the CEO compensation, the Committee reviews the objectives of the Company for the previous year and the attainment thereof, principally including the Company's financial performance. For services rendered to IBC in 1999, Mr. Nixon received a cash bonus under IBC's discretionary cash bonus program of $500,000. During 1999, the Company met both the return on average total assets and the return on average total shareholders' equity targets established pursuant to the 1998 Executive Incentive Compensation Plan (the "EICP") by the Committee. Accordingly, Mr. Nixon received an incentive award under the EICP of $500,000 for services rendered to the Company during 1999. The amounts of the cash bonus and the incentive award were largely affected by the strong financial results of the Company during 1999, which included (i) net income of $66.2 million, or $4.11 per share-basic, an amount which represents a 28% increase in earnings per share compared to the previous year, (ii) the Company's excellent return on average total assets of 1.31% and (iii) the Company's strong return on average total shareholders' equity of 17.88%.

     The Salary and Steering Committee has considered the limitations on deductibility of compensation of the named executive officers under Section 162(m) of the Internal Revenue Code. The Steering Committee's current policy is to ensure that substantially all such compensation is deductible under Section 162(m) when paid.

              Lester Avigael                       Roy Jennings, Jr.

              Richard E. Haynes                    Dennis E. Nixon

                   REPORT OF THE STOCK OPTION PLAN COMMITTEE

     The Stock Option Plan Committee of the Board of Directors determines the stock option grants to executive officers and key salaried employees of the Company. During 1999, the Stock Option Plan Committee met and granted options to purchase a total of 186,900 shares of Common Stock to several of the key salaried employees of the Company. The primary purpose of the Company's Stock Option Plan is to increase the interest of the executive and key salaried employees of the Company and the subsidiary banks in its future growth and success through the added incentive created by the opportunity afforded for stock ownership under the Plan. The size of the option grants were determined by the Stock Option Plan Committee based upon a subjective assessment of the respective employee's performance, compensation level and other factors. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant.

       Lester Avigael         Roy Jennings Jr.         Richard E. Haynes

  SALARY AND STEERING COMMITTEE AND STOCK OPTION PLAN COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The Salary and Steering Committee members during 1999 were Lester Avigael, Richard E. Haynes and Roy Jennings, Jr. Mr. Nixon, President and Chairman of the Board of the Company and President and

CEO of IBC, is consulted with respect to compensation decisions for all executives and key salaried employees other than for himself. Stock Option grants are determined by the Stock Option Plan Committee whose members were Lester Avigael, Richard E. Haynes and Roy Jennings Jr. Messrs. Richard E. Haynes and Dennis E. Nixon each have total indebtedness outstanding with the Company and/or the subsidiary banks of the Company in an amount which exceeds $60,000, which indebtedness is fully performing and is included in the disclosure regarding the aggregate amount receivable to the banks and the Company from certain related parties of the Company set forth on pages 9 and 10, under the caption "Interest of Management in Certain Transactions".

FINANCIAL PERFORMANCE

     The following graph illustrates the cumulative return experienced by the Company's shareholders for the period commencing on December 31, 1994 and ending at year end 1999 as compared with the cumulative total returns of the other companies included within the Standard & Poor's 500 Stock Index and Standard & Poors Regional Banks Index. The calculations were prepared on a dividends-reinvestment basis.

                             TOTAL RETURN ANALYSIS

                      INTERNATIONAL BANCSHARES CORPORATION
                               VS. MARKET INDICES

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                         1994     1995     1996     1997     1998     1999
                         ----    ------   ------   ------   ------   ------
Int. Bchs. Corp.......    100     97.22   147.33   270.83   225.92   254.72
S & P 500.............    100    137.58   169.17   225.6    290.08   351.12
S & P Regional Banks..    100    157.46   215.15   323.51   357.44   306.69


                           INTEREST OF MANAGEMENT IN
                              CERTAIN TRANSACTIONS

     Some of the directors, executive officers and nominees for directors of the Company and IBC and principal shareholders of the Company and their immediate families and the companies with which they are associated were customers of, and had banking transactions with, the Company's subsidiary banks in the ordinary course of the subsidiary banks' business during 1999, and the Company anticipates that such banking transactions will continue in the future. All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing in the industry at the time for comparable transactions with non-insiders, and, in the opinion of management of the Company, did not involve more than a normal risk of collectibility or present other unfavorable features.

     At December 31, 1999, loans outstanding made by the Company and all subsidiary banks to directors, executive officers and nominees for directors of the Company (not including those executive officers and directors who only serve at the bank subsidiaries) and principal shareholders of the Company and to persons or entities affiliated with such individuals aggregated $36,379,016.56. At December 31, 1999, all of such loans were current with respect to principal and interest.

     During 1994, the Company obtained approval from the Federal Reserve Bank of Dallas to engage in the activity of making loans to certain of its executive officers, directors, affiliates, and principal shareholders, and to certain executive officers and directors and their related interests of the subsidiary banks. In connection with such approval, the Company committed that all loans would be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Company as those prevailing at the time for comparable transactions with or involving other non-affiliated borrowers, or in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. As of December 31, 1999, loans outstanding made by the Company to such persons or entities aggregated $4,668,701 and all of said loans, which are described in the following paragraph, were made on terms and under circumstances consistent with the commitment made by the Company to the Federal Reserve Bank of Dallas.

     As of December 31, 1999, IBC Partners Investment Joint Venture and IBC Partners Organizational Joint Venture were indebted to the Company in the amount of $63,435 and $241,920, respectively. The two loans were extended as part of a single credit facility in connection with the formation of IBC Partners, Ltd. The two joint ventures are controlled by certain directors and executive officers of the Company or its subsidiary banks. The joint ventures repaid $103,063 and $172,561, respectively, on the credit facility during 1999. As of December 31, 1999, Dennis E. Nixon and his related interests were indebted to the Company in the amount of $4,423,701 in connection with three real estate and two consumer related loans. Mr. Nixon and his related interests repaid $415,110 on the related loans during 1999. As of December 31, 1999, R. David Guerra and his related interests were indebted to the Company in the amount of $245,000 in connection with two consumer loans. At December 31, 1999, all of the loans outstanding in the aggregate principal amount of $4,668,701 (as described in this paragraph and the foregoing paragraph) were current with respect to principal and interest.

     IBC and Sanchez Oil & Gas Corporation, a related interest of Antonio R. Sanchez, Jr., who is a director and principal shareholder of the Company, jointly own, in varying percentages certain aircraft used for business purposes by IBC, the other bank subsidiaries and Sanchez Oil and Gas Corporation. The net book value of IBC's aggregate interest in all of the aircraft as of April 6, 2000 was approximately $3.5 million. Each bank subsidiary and Sanchez Oil and Gas Corporation pay the pro rata expense related to their actual use of the aircraft.

                     FILING OF BENEFICIAL OWNERSHIP REPORTS

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by the applicable dates during 1999. The Company believes that all of these filing requirements were timely satisfied. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                                  PROPOSAL - 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed the firm of KPMG LLP to audit the accounts of the Company for the 2000 fiscal year. The firm has audited the books of the Company and its predecessor, IBC, annually since 1979.

     Audit services rendered by KPMG LLP for the fiscal year ended December 31, 1999 included the annual examination of the Company's financial statements, including reports to shareholders and the Securities and Exchange Commission; and consultation on accounting and related matters and services performed in connection with other regulatory filings.

     Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of independent auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express whether they approve or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors of the Company recommends that the shareholders approve the appointment of KPMG LLP as the independent auditors. The affirmative vote of a majority of the shares present and entitled to vote thereon will constitute approval.

               SHAREHOLDER PROPOSALS FOR YEAR 2001 ANNUAL MEETING

     The 2001 Annual Meeting of Shareholders will be held on May 17, 2001. Proposals from shareholders intended to be presented at the 2001 Annual Meeting must be received in writing by the Company at its principal executive offices not later than December 20, 2000. The Company's principal executive offices are located at 1200 San Bernardo Avenue, Laredo, Texas 78040.

                                 OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the nominees for director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for such substitute nominee(s) as the Board of Directors recommends, or in the absence of such recommendation, such other persons as they consider to be in the best interests of the Company.

                                          INTERNATIONAL BANCSHARES CORPORATION



                                          Dennis E. Nixon
                                          President

Dated: April 14, 2000

THE COMPANY WILL PROVIDE SHAREHOLDERS WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE PERIOD ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, WITHOUT CHARGE, UPON WRITTEN REQUEST ADDRESSED TO THE TREASURER OF THE COMPANY, MS. IMELDA NAVARRO AT:

INTERNATIONAL BANCSHARES CORPORATION
P. O. DRAWER 1359
LAREDO, TEXAS 78042-1359
(956) 722-7611 EXTENSION 6222

                               FRONT SIDE OF PROXY
________________________________________________________________________________

PROXY                 INTERNATIONAL BANCSHARES CORPORATION                 PROXY
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            CALLED FOR MAY 18, 2000

The undersigned shareholder(s) of International Bancshares Corporation, a Texas corporation (the "Company"), hereby appoints Lester Avigael, Irving Greenblum, and Richard E. Haynes, and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes them to vote, as designated below, all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 18, 2000 at 7:00 P.M., local time, and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1. ELECTION OF DIRECTORS. Nominees: L. Avigael, I. Greenblum, R.D. Guerra, R.E. Haynes, D. B. Hastings, Jr., S. Neiman, P. J. Newman, D.E. Nixon, L. Salinas,
   A. R. Sanchez, Jr.

   FOR, all nominees    FOR, all nominees listed   WITHHOLD AUTHORITY, to vote
    listed above  [ ]   above, except for the      for all nominees listed
                        nominee(s) set forth on    above  [ ]
                        the line below  [ ]

  (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

_________________________________________________________________
A vote FOR all nominees is recommended by the Board of Directors.

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP as the independent auditors of the Company for the 2000 fiscal year.

   FOR [ ]                    AGAINST [ ]                    ABSTAIN [ ]

A vote FOR the above proposal is recommended by the Board of Directors.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
________________________________________________________________________________

                               BACK SIDE OF PROXY
________________________________________________________________________________

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ALL THE NOMINEES AND "FOR" PROPOSAL 2 ABOVE.

   The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company dated April 14, 2000.


Dated: _____________, 2000       _______________________________________________
                                 Signature(s)

                                 _______________________________________________
                                 (Signature should agree with name of Stock
                                 Certificate as stenciled thereon. Executors,
                                 Administrators, Trustees, etc. should so indicate when signing).

                                            THIS PROXY IS SOLICITED ON BEHALF
                                                OF THE BOARD OF DIRECTORS

           YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO ITS EXERCISE
                 I  [ ]do  [ ]do not Plan to Attend the Meeting.

________________________________________________________________________________